Exhibit 99



             NewMarket Technology, Inc. Appeals FINRA Ordered Symbol
               Change and Assures Shareholders of Continued Sales
                        Momentum and Ongoing Tradability

Company Addresses Impact of Recent Developments and the Facts as They Pertain to NewMarket Shareholders

DALLAS, TX, Aug 25, 2008 (MARKET WIRE via COMTEX) -- NewMarket Technology, Inc.'s (OTCBB: NMKTE) ticker symbol was changed on Friday, August 22, in an action by the Financial Industry Regulatory Authority (FINRA). The symbol was changed from NMKT to NMKTE. According to information published on the FINRA and SEC websites, an 'E' is appended to a company's ticker symbol when the company becomes delinquent in its reporting obligations to the SEC and removed once the Company resolves the delinquency. NewMarket's public filings are current and the Company has been in communication with FINRA in an effort to change the Company's symbol back to NMKT. FINRA's Rule 6530 Assessment and NewMarket's Appeal

FINRA has informed NewMarket that the 'E' was appended to the Company's ticker to indicate that the Company has been late in its required financial filings for a third time in twenty-four months. According to FINRA Rule 6530, three late filings in a twenty-four month period is cause for the subject security to be ineligible for quotation on the Over the Counter Bulletin Board (OTCBB). NewMarket management has been in contact with FINRA to contest the assessment and plans to appeal formally by the appeal deadline of August 27, 2008, if initial discussions are inconclusive. NewMarket will remain a tradable security regardless of its success in contesting or appealing the Rule 6530 assessment with FINRA.

NewMarket to Remain Fully Compliant with SEC Reporting Regulations

NewMarket is a fully reporting company in accordance with the periodic financial reporting requirements of the United States Securities and Exchange Commission
(SEC). The Company's filings are available free of charge at www.sec.gov. Regardless of FINRA's ultimate response to NewMarket's appeal, management will continue to comply with the reporting requirements of the SEC.

NMKT to Continue Trading Regardless of Rule 6530 Appeal

NewMarket management plans to vigorously oppose the possible removal of NewMarket from the OTCBB quotation system. However, the OTCBB is only one of five systems where NewMarket is currently quoted. For instance, as with many OTCBB quoted companies, NewMarket is also quoted and trades on the OTC system. The possible removal of NewMarket from the OTCBB quotation system will not halt the tradability of the Company's stock. Regardless of the success of the appeal opposing the removal of NewMarket from the OTCBB, the Company's stock will remain tradable through most brokerages such as the electronic brokerages E*TRADE, TD Ameritrade, Fidelity and Scottrade. YTD Sales Momentum to Continue - AMEX or NASDAQ Move Not Affected

FINRA's late filing policies are targeted at OTCBB quoted securities and their actions towards NewMarket are based solely on their assertion that the Company was tardy in its filings. The Company intends to continue its business plan, regardless of the outcome of FINRA's assessment. Notably, a removal from the OTCBB quotation system would not prohibit the Company from qualifying and moving to an exchange such as the AMEX or NASDAQ. The Company recently reported its year-to-date financial results with the best results in the Company's history. The Company continues to grow revenue and improve margins year on year and quarter on quarter. Management conducted a Webcast for shareholders to review the record year-to-date results as well as record 2008 sales momentum and outlook for the remainder of the year. The Webcast has been archived and is available for review through the Company's corporate Website Investor

Relations  page  at   www.newmarkettechnology.com/investor-relations.htm   under
"Current     Events     and      Communications"     or     by     going     to:
http://www.vcall.com/IC/CEPage.asp?ID=133305.

Additional Details Regarding Recent FINRA Actions and NewMarket's Response

The Company plans to issue additional updates to shareholders as discussions with FINRA progress. The CEO of NewMarket Technology, Inc., Philip Verges has provided additional background and commentary regarding the FINRA action against NewMarket. The letter is available by contacting the Company at ir@newmarkettechnology.com.

Corporate Information and E-mail Updates

To find out more about NewMarket Technology or to be added to NewMarket Technology's e-mail database to receive company updates, please send an e-mail to ir@newmarkettechnology.com or call 214-722-3065.

About NewMarket Technology, Inc. (www.newmarkettechnology.com)
                                  ---------------------------

NewMarket helps clients maintain the delicate balance between maintaining legacy systems and gaining a competitive edge from the latest technology innovations. NewMarket provides certified systems integration and maintenance services to support the prevailing industry standard solutions from companies such as Microsoft, Oracle, Infor, Cisco Systems, SAP, Siebel and Sun Microsystems. Concurrently, NewMarket continuously seeks to acquire emerging technology assets to incorporate into an overall product portfolio carefully packaged to complement the prevailing industry standard solutions.

NewMarket delivers its portfolio of products and services through its network of Solution Integration subsidiaries in North America and the leading emerging markets around the world to include Latin America, China and Singapore.

NewMarket ranked Number One in Texas, Number Three in the United States and Number Five in North America on Deloitte's 2006 Technology Fast 500, a ranking of the 500 fastest growing technology, media, telecommunications and life sciences companies in North America. Rankings are based on percentage revenue growth over five years, from 2001-2005. The Company grew from less than $1 million in revenue in 2001 to over $50 million in profitable revenue in 2005.

The company has continued its rapid growth, reporting $77.6 million in revenue with a net income of $5.8 million in 2006 and most recently $93.1 million in revenue with a net income of $7.3 million in 2007.

"SAFE HARBOR  STATEMENT" UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause NewMarket's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.

Contact:
NewMarket Technology, Inc.
Investor Relations
ir@newmarkettechnology.com
214-722-3065
http://www.newmarkettechnology.com


SOURCE: NewMarket Technology, Inc.
CONTACT:          mailto:ir@newmarkettechnology.com
                  http://www.newmarkettechnology.com